3rd Quarter 2016 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Explanation of Revisions to Proportionate Information in Supplemental Schedules

11	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

12	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

15	Schedule 3 – Property Net Operating Income

17	Schedule 4 – Proportionate Balance Sheet Information

18	Schedule 5 – Capitalization and Financial Metrics

20	Schedule 6 – Conventional Same Store Operating Results

24	Schedule 7 – Conventional Portfolio Data by Market

26	Schedule 8 – Apartment Community Disposition and Acquisition Activity

27	Schedule 9 – Capital Additions

28	Schedule 10 – Redevelopment and Development Portfolio

32	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Third Quarter Results
Denver, Colorado, October 27, 2016 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter 2016 results.
Chairman and Chief Executive Officer Terry Considine comments: “Aimco had a solid third quarter. Our portfolio, diversified by price point and across markets, coupled with excellent and measured customer satisfaction, produced steady rent growth of 5.2% year-to-date, a rate of growth 70 basis points higher than last year. Average revenue per apartment home was $1,950, up 8% year-over-year. The lease-ups of One Canal in Boston and Indigo in Redwood City, California are both well ahead of schedule.”
“As we work to complete this year and plan for 2017, we expect more of the same: continued steady rent growth from properties and customer service that attracts stable households with median incomes of $100,000 and growing; exposure to overbuilding in some markets limited by portfolio diversification; value creation through redevelopment; and a safe balance sheet with only modest exposure to capital markets and higher interest rates.”
Chief Financial Officer Paul Beldin adds: “Pro forma FFO of $0.55 per share exceeded the midpoint of guidance by $0.01, primarily due to better than expected property operations and lower interest expense as we take advantage of the low interest rate environment. Third quarter AFFO of $0.45 per share was at the midpoint of guidance. We are increasing our full year Pro forma FFO guidance by $0.01 to reflect third quarter outperformance and maintaining our AFFO guidance, to reflect $0.01 of increased capital spending in our portfolio.”
Financial Results: Year-To-Date AFFO Up 4%

	THIRD QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2016	2015	Variance	2016	2015	Variance
Net income	$0.07	$0.12	(42)%	$1.64	$1.09	50%
Funds From Operations (FFO)	$0.54	$0.57	(5)%	$1.71	$1.64	4%
Add back Aimco share of preferred equity redemption related amounts	$0.01	$—	—%	$0.01	$—	—%
Pro forma Funds From Operations (Pro forma FFO)	$0.55	$0.57	(4)%	$1.72	$1.64	5%
Deduct Aimco share of Capital Replacements	$(0.10)	$(0.09)	11%	$(0.26)	$(0.24)	8%
Adjusted Funds From Operations (AFFO)	$0.45	$0.48	(6)%	$1.46	$1.40	4%
Net Income (per diluted common share) - Year-over-year, third quarter net income decreased primarily due to higher depreciation from redevelopment and development projects placed into service during 2016 and 2015, partially offset by a gain on an asset sold in third quarter 2016.
Pro forma FFO (per diluted common share) - Year-over-year, third quarter Pro forma FFO decreased 4% as a result of: the loss of income from apartment communities sold in 2015 and early 2016; a lower income tax benefit of $4.6 million due to the planned simplification of Aimco’s taxable REIT entities; and higher casualty losses. These decreases were partially offset by Conventional Same Store Property Net Operating Income growth and increased contribution from redevelopment and acquisition communities.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, third quarter AFFO decreased 6% as a result of lower Pro forma FFO and higher Capital Replacement spending in our apartment communities.

1

Operating Results: Third Quarter Conventional Same Store NOI Up 6.3%

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2016	2015	Variance	2nd Qtr.	Variance	2016	2015	Variance
Average Rent Per Apartment Home	$1,666	$1,586	5.0%	$1,635	1.9%	$1,640	$1,559	5.2%
Other Income Per Apartment Home	200	191	4.7%	188	6.4%	192	188	2.1%
Average Revenue Per Apartment Home	$1,866	$1,777	5.0%	$1,823	2.4%	$1,832	$1,747	4.9%
Average Daily Occupancy	95.7%	95.7%	—	95.9%	(0.2)%	95.9%	96.1%	(0.2)%

$ in Millions
Revenue	$165.0	$157.1	5.0%	$161.6	2.1%	$487.1	$465.2	4.7%
Expenses	51.6	50.4	2.4%	50.2	2.8%	151.9	148.7	2.1%
NOI	$113.4	$106.7	6.3%	$111.4	1.8%	$335.2	$316.5	5.9%
Conventional Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details new and renewal lease rates for Aimco’s third quarter 2016 Same Store portfolio.

2016	1st Qtr.	2nd Qtr.	Jul	Aug	Sep	3rd Qtr.	Year-to-Date
Renewal rent increases	6.0%	6.2%	5.7%	5.1%	5.2%	5.3%	5.7%
New lease rent increases	3.5%	4.4%	3.9%	2.9%	1.9%	3.0%	3.6%
Weighted average rent increases	4.6%	5.3%	4.7%	4.0%	3.5%	4.1%	4.6%
Redevelopment and Development: Progressing as Planned
During third quarter, Aimco invested $44 million in redevelopment, $14 million of which related to the ongoing redevelopment of Park Towne Place and The Sterling, mixed-use communities located in Center City Philadelphia. Aimco is redeveloping the four towers at Park Towne Place, one at a time, and at September 30, 2016, had leased 90% of the completed homes in the South Tower and 59% of the completed homes in the East Tower. Rental rates are consistent with underwriting. Based on this success, Aimco began redevelopment of the North Tower. Aimco is redeveloping The Sterling, a 30-story building, one floor at a time, and at September 30, 2016, had leased 91% of the completed homes. Rental rates are consistent with underwriting.
During third quarter, Aimco began a $15 million redevelopment of Saybrook Pointe, a 324 apartment home community located in San Jose, California and a $26 million redevelopment of Yorktown, a 364 apartment home community located in Lombard, Illinois, a western suburb of Chicago.
Leasing is progressing at One Canal in Boston with 73% of the apartment homes leased at September 30, 2016, and at rental rates ahead of underwriting. Leasing is also on track at Indigo in Redwood City, California, with 48% of the apartment homes leased at September 30, 2016, a pace well ahead of underwriting, and at rental rates consistent with underwriting.

2

Portfolio Management: Revenue Per Apartment Home Up 8% to $1,950
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across large coastal and job growth markets in the U.S. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois. Please refer to the Glossary for a description of Aimco’s Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in higher quality apartment communities through redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	THIRD QUARTER
	2016	2015	Variance
Conventional Apartment Communities	138	143	(5)
Conventional Apartment Homes	39,316	41,429	(2,113)
Conventional % NOI in Target Markets	89%	87%	2%
Revenue per Apartment Home	$1,950	$1,810	8%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	110%	3%
Percentage A (3Q 2016 Revenue per Apartment Home $2,459)	51%	50%	1%
Percentage B (3Q 2016 Revenue per Apartment Home $1,731)	37%	33%	4%
Percentage C+ (3Q 2016 Revenue per Apartment Home $1,584)	12%	17%	(5)%
NOI Margin	67%	67%	—
Free Cash Flow Margin	62%	60%	2%
Third Quarter 2016 Portfolio Transactions - Aimco acquired for $320 million, Indigo, a 463 apartment home community located in Redwood City, California. As discussed above, the apartment community is now in lease-up. Stabilized revenues per apartment home are expected to average $4,130, making this an “A” quality asset for Aimco.
In third quarter, Aimco sold one Affordable apartment community with 296 apartment homes for $27.5 million in gross proceeds and $10.3 million in net proceeds to Aimco.
Quarter-End Portfolio - Third quarter 2016 Conventional portfolio average monthly revenue per apartment home was $1,950, an 8% increase compared to third quarter 2015, due to: year-over-year growth of 5.0% in Conventional Same Store monthly revenue per apartment home; the sale of Conventional apartment communities in 2015 and 2016 with average monthly revenues per apartment home substantially lower than those of the retained portfolio; and reinvestment of the sales proceeds through redevelopment, development and acquisition of apartment communities with higher rents and better prospects.

3

Balance Sheet and Liquidity:
Components of Aimco Leverage

	AS OF SEPTEMBER 30, 2016
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt*	$3,645.4	87%	7.9
Outstanding borrowings on revolving credit facility	294.8	7%	2.0
Preferred securities**	228.2	6%	40.0
Total leverage	$4,168.4	100%	9.2

*	Please refer to Supplemental Schedule 5(a) for a reconciliation of this amount to Aimco’s consolidated financial statements.

**
Aimco’s preferred securities are perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity on its preferred securities.

Non-recourse Property Debt - During the third quarter, Aimco closed one fixed-rate, non-recourse, amortizing, 10-year property loan for $145 million at an interest rate of 3.34%, a spread of 152 basis points over the 10-year Treasury rate at the time of pricing.
Preferred Securities - During the third quarter, Aimco redeemed all of the outstanding shares of its Class Z Cumulative Preferred Stock, at a redemption value of approximately $35 million.
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Debt to EBITDA and EBITDA to Interest Expense. Please see the Glossary for definitions of these metrics and, where appropriate, reconciliations to GAAP.

TRAILING-TWELVE MONTHS ENDED SEPTEMBER 30,
	2016	2015
Debt to EBITDA	6.5x	6.6x
Debt and Preferred Equity to EBITDA	6.9x	7.1x
EBITDA to Interest Expense	3.2x	3.0x
EBITDA to Interest Expense and Preferred Dividends	2.9x	2.7x
Future leverage reduction is expected from earnings growth, especially as apartment communities now being redeveloped are completed and One Canal and Indigo are leased, and from regularly scheduled property debt amortization funded from retained earnings. Aimco expects the Debt to EBITDA and Debt and Preferred Equity to EBITDA ratios to decrease to approximately 6.3x and 6.7x, respectively by year end.
Liquidity
Aimco’s only recourse debt at September 30, 2016, was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At September 30, 2016, Aimco had outstanding borrowings on its revolving credit facility of $294.8 million and available capacity of $278.2 million, after consideration of $27.0 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $157.4 million.
Finally, Aimco held properties in its unencumbered asset pool with an estimated fair market value of approximately $1.6 billion.

4

Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.33 per share of Class A Common Stock for the quarter ended September 30, 2016. On an annualized basis, this represents an increase of 12% compared to the dividends paid during 2015. This dividend is payable on November 30, 2016, to stockholders of record on November 18, 2016.
2016 Outlook

($ Amounts represent Aimco Share)	FULL YEAR 2016	PREVIOUS FULL YEAR 2016	FULL YEAR 2015

Net Income per share	$1.75 to $1.79	$1.75 to $1.83	$1.52
Pro forma FFO per share	$2.29 to $2.33	$2.26 to $2.34	$2.23
AFFO per share	$1.96 to $2.00	$1.94 to $2.02	$1.88

Select Components of FFO
Conventional Same Store Operating Measures
Revenue change compared to prior year	4.70% to 4.80%	4.50% to 5.00%	4.5%
Expense change compared to prior year	1.80% to 2.20%	1.75% to 2.25%	2.1%
NOI change compared to prior year	5.75% to 6.25%	5.50% to 6.50%	5.6%

Non-Core Earnings
Amortization of deferred tax credit income	$18M	$19M	$24M
Non-recurring investment management revenues	$5M	$5M	$1M
Historic Tax Credit benefit	$12M	$8M to $11M	$13M
Other tax benefits, net	$9M to $10M	$8M to $10M	$17M
Total Non-Core Earnings	$44M to $45M	$40M - $45M	$55M

Capital Investments
Redevelopment and development	$185M to $195M	$180M to $220M	$233M
Property upgrades	$75M	$70M to $75M	$49M
Capital replacements	$52M	$45M to $50M	$49M

Transactions
Property dispositions	$530M	$450M to $500M	$386M
Property acquisitions	$320M	$320M	$129M

Portfolio Quality
Fourth quarter Conventional property average revenue per apartment home	~$1,980	~$1,950	$1,840

5

($ Amounts represent Aimco Share)	FOURTH QUARTER 2016

Net income per share	$0.10 to $0.14
Pro forma FFO per share	$0.58 to $0.62
AFFO per share	$0.50 to $0.54

Conventional Same Store Operating Measures
NOI change compared to third quarter 2016	2.50% to 3.50%
NOI change compared to fourth quarter 2015	5.75% to 6.75%
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, October 28, 2016 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on January 28, 2017
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 6405021	Passcode: 10093274
Live webcast and replay: http://www.aimco.com/investors

Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at http://www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with 193 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Lynn Stanfield, Senior Vice President, Finance
Valerie Kimball, Director, Investor Relations
Investor Relations 303-793-4661, investor@aimco.com

6

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: fourth quarter and full year 2016 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments, timelines and Net Operating Income contribution; Aimco acquisition and lease-up timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco developments and redevelopments; Aimco’s ability to meet timelines and budgeted rental rates related to Aimco lease-up properties; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2015, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

7

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES
Rental and other property revenues	$244,115	$240,382	$728,467	$717,308
Tax credit and asset management revenues	4,789	6,005	17,894	18,127
Total revenues	248,904	246,387	746,361	735,435

OPERATING EXPENSES
Property operating expenses	91,523	88,621	268,225	272,043
Investment management expenses	938	1,905	2,930	4,594
Depreciation and amortization	84,848	77,237	245,356	226,819
General and administrative expenses	11,320	11,013	34,509	33,727
Other expenses, net	1,543	3,590	8,639	7,521
Total operating expenses	190,172	182,366	559,659	544,704
Operating income	58,732	64,021	186,702	190,731
Interest income	2,163	1,737	5,841	5,167
Interest expense	(49,377)	(48,285)	(145,905)	(151,410)
Other, net	558	(1,983)	5,541	631
Income before income taxes and gain on dispositions	12,076	15,490	52,179	45,119
Income tax benefit	3,462	8,279	16,469	21,014
Income before gain on dispositions	15,538	23,769	68,648	66,133
Gain on dispositions of real estate, net of tax	14,498	—	237,226	130,474
Net income	30,036	23,769	305,874	196,607
Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(12,489)	785	(22,096)	(4,082)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,842)	(1,736)	(5,276)	(5,208)
Net income attributable to common noncontrolling interests in Aimco OP	(192)	(893)	(12,499)	(8,263)
Net income attributable to noncontrolling interests	(14,523)	(1,844)	(39,871)	(17,553)
Net income attributable to Aimco	15,513	21,925	266,003	179,054
Net income attributable to Aimco preferred stockholders	(4,323)	(2,757)	(9,838)	(9,037)
Net (income) loss attributable to participating securities	(14)	11	(384)	(690)
Net income attributable to Aimco common stockholders	$11,176	$19,179	$255,781	$169,327

Net income attributable to Aimco per common share – basic and diluted	$0.07	$0.12	$1.64	$1.09

Weighted average common shares outstanding – basic	156,079	155,639	155,944	154,994
Weighted average common shares outstanding – diluted	156,527	156,008	156,341	155,412

8

Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2016	December 31, 2015
Assets
Real estate	$8,406,509	$8,307,483
Accumulated depreciation	(2,650,831)	(2,778,022)
Net real estate	5,755,678	5,529,461
Cash and cash equivalents	47,908	50,789
Restricted cash	109,511	86,956
Investment in unconsolidated real estate partnerships	15,187	15,402
Goodwill	39,461	43,878
Other assets	275,134	389,125
Assets held for sale	50,968	3,070
Total assets	$6,293,847	$6,118,681

Liabilities and Equity
Non-recourse property debt	$3,783,320	$3,846,160
Debt issue costs	(22,559)	(24,019)
Non-recourse property debt, net	3,760,761	3,822,141
Revolving credit facility borrowings	294,780	27,000
Deferred income [1]	46,490	64,052
Other liabilities	259,990	353,604
Liabilities related to assets held for sale	1,018	53
Total liabilities	4,363,039	4,266,850
Preferred noncontrolling interests in Aimco OP	103,201	87,926
Equity:
Perpetual preferred stock	125,000	159,126
Class A Common Stock	1,569	1,563
Additional paid-in capital	4,052,649	4,064,659
Accumulated other comprehensive loss	(434)	(6,040)
Distributions in excess of earnings	(2,495,877)	(2,596,917)
Total Aimco equity	1,682,907	1,622,391
Noncontrolling interests in consolidated real estate partnerships	150,086	151,365
Common noncontrolling interests in Aimco OP	(5,386)	(9,851)
Total equity	1,827,607	1,763,905
Total liabilities and equity	$6,293,847	$6,118,681

[1]
Deferred income primarily represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur. Please refer to the Glossary for a projection of the timing of income recognition related to Aimco’s tax credit arrangements.

9

Explanation of Revisions to Proportionate Information in Supplemental Schedules
In third quarter 2016, Aimco revised its presentation of proportionate financial information within certain of its Supplemental Schedules. Aimco revised such information in response to clarifying statements regarding the presentation of non-GAAP measures made by a representative of the Securities Exchange Commission (“SEC”) in September.
The paragraphs below explain the revisions to Aimco’s Supplemental Schedules.
Supplemental Schedule 2
Supplemental Schedule 2 previously presented reconciliations of Aimco’s consolidated property net operating income (“NOI”) and FFO, Pro forma FFO and AFFO components to the corresponding amounts calculated on a proportionate basis. Aimco’s updated presentation provides the consolidated components of FFO, Pro forma FFO and AFFO on Supplemental Schedule 2(a) and separately, on Supplemental Schedule 2(b), provides Aimco’s proportionate share of FFO, Pro forma FFO and AFFO attributable to Aimco’s investments in unconsolidated real estate partnerships and the amounts of FFO, Pro forma FFO and AFFO attributable to the non-Aimco partners (noncontrolling interests) in consolidated real estate partnerships. Readers may compute Aimco’s proportionate share of property NOI and other components of FFO, Pro forma FFO and AFFO by combining the consolidated amounts from Supplemental Schedule 2(a) with the proportionate amounts presented on Supplemental Schedule 2(b).
Supplemental Schedule 3
Supplemental Schedule 3 previously presented Conventional and Affordable Property NOI on a proportionate basis, including Aimco’s share of the property NOI of unconsolidated real estate partnerships and excluding the noncontrolling interests’ share of property NOI from consolidated real estate partnerships. In Aimco’s updated presentation, Supplemental Schedule 3(a) presents property NOI on a consolidated basis, which excludes Aimco’s share of the property NOI of unconsolidated partnerships and includes 100% of the property NOI of consolidated real estate partnerships, though excluding the amounts of property NOI related to Sold or Held for Sale Apartment Communities. Aimco’s share of the property NOI from consolidated partnerships may be estimated by multiplying each category by the Average Economic Ownership percentages provided on that schedule. Supplemental Schedule 3(b) presents the results of Sold and Held for Sale Apartment Communities on a consolidated basis as well as the results of unconsolidated real estate partnerships on a 100% basis. Aimco’s share of the property NOI from apartment communities owned by unconsolidated real estate partnerships may be estimated by multiplying the results of each category by the Average Economic Ownership percentage provided. Aimco’s share of property NOI amounts for its retained portfolio may be computed by combining the results of these computations.
Supplemental Schedule 4
Supplemental Schedule 4 previously presented a reconciliation of Aimco’s consolidated balance sheet to Aimco’s proportionate balance sheet. In the updated presentation, Supplemental Schedule 4 presents only Aimco’s share of the assets and liabilities of unconsolidated real estate partnerships and the noncontrolling interests’ share of the assets and liabilities of Aimco’s consolidated real estate partnerships. Aimco’s proportionate balance sheet information may be computed by combining the amounts presented in Aimco’s Consolidated Balance Sheet on page 9 with the proportionate amounts on Supplemental Schedule 4.
Please see the Glossary for additional information regarding Aimco Proportionate Financial Information.
Readers of Aimco’s supplemental information are encouraged to contact Aimco’s Investor Relations team with any questions about these revisions.

10

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Aimco common stockholders	$11,176	$19,179	$255,781	$169,327
Adjustments:
Depreciation and amortization, net of noncontrolling partners’ interest	83,074	75,509	239,986	221,128
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners’ interest	(2,761)	(2,588)	(8,177)	(7,686)
Gain on dispositions and other, net of noncontrolling partners’ interest	(5,041)	(123)	(224,925)	(123,322)
Income tax provision (benefit) related to gain on dispositions and other	1,959	32	4,419	(144)
Common noncontrolling interests in Aimco OP’s share of above adjustments	(3,680)	(3,513)	(506)	(4,345)
Amounts allocable to participating securities	(110)	(310)	(14)	(381)
FFO Attributable to Aimco common stockholders	$84,617	$88,186	$266,564	$254,577
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	1,877	—	1,877	658
Pro forma FFO Attributable to Aimco common stockholders	$86,494	$88,186	$268,441	$255,235
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(15,351)	(13,584)	(40,092)	(37,332)
AFFO Attributable to Aimco common stockholders	$71,143	$74,602	$228,349	$217,903

Weighted average common shares outstanding	156,079	155,639	155,944	154,994
Dilutive common share equivalents	448	369	397	418
Total shares and dilutive share equivalents	156,527	156,008	156,341	155,412

FFO per share – diluted	$0.54	$0.57	$1.71	$1.64
Pro Forma FFO per share – diluted	$0.55	$0.57	$1.72	$1.64
AFFO per share – diluted	$0.45	$0.48	$1.46	$1.40

11

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information
Consolidated Components of Funds From Operations and Adjusted Funds From Operations
Three and Nine Months Ended September 30, 2016 Compared to Three and Nine Months Ended September 30, 2015
(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Real estate operations:
Rental and other property revenues
Conventional Same Store	$169,929	$161,998	$501,770	$479,505
Conventional Redevelopment and Development	28,723	25,970	82,500	72,451
Conventional Acquisition	2,616	1,099	6,158	2,006
Other Conventional	11,931	11,520	33,971	32,719
Total Conventional	213,199	200,587	624,399	586,681
Affordable	25,623	23,898	75,931	71,312
Property management revenues, primarily from affiliates	1	7	5	11
Total rental and other property revenues	238,823	224,492	700,335	658,004

Property operating expenses
Conventional Same Store	53,129	51,929	155,980	153,254
Conventional Redevelopment and Development	10,254	9,017	28,715	25,786
Conventional Acquisition	1,663	887	3,586	1,682
Other Conventional	5,313	5,011	15,955	14,764
Total Conventional	70,359	66,844	204,236	195,486
Affordable	9,966	9,536	29,560	28,617
Casualties	3,011	830	5,994	6,449
Property management expenses	6,397	5,806	18,238	17,912
Total property operating expenses	89,733	83,016	258,028	248,464
Net real estate operations	149,090	141,476	442,307	409,540

Amortization of deferred tax credit income (non-cash)	4,736	5,939	11,563	15,180
Amortization of deferred tax credit income (cash)	—	—	2,646	2,810
Non-recurring asset management revenues	53	66	3,685	137
Total tax credit and asset management revenues	4,789	6,005	17,894	18,127

Asset management expenses	(938)	(1,905)	(2,930)	(4,594)
Depreciation and amortization related to non-real estate assets	(2,761)	(2,574)	(8,161)	(7,630)
General and administrative expenses	(11,320)	(11,013)	(34,509)	(33,727)
Other expense, net	(1,500)	(3,075)	(8,512)	(6,205)
Interest income	2,163	1,738	5,857	5,177
Interest expense	(48,243)	(44,313)	(139,596)	(137,536)
Gain on disposition of non-depreciable assets and other	622	925	4,025	1,152
Historic tax credit benefit	2,649	3,342	9,551	10,026
Other tax benefits, net	930	4,872	7,740	12,946
FFO related to Sold and Held For Sale Apartment Communities	2,321	5,779	11,457	20,455
Preferred dividends and distributions	(6,165)	(4,493)	(15,114)	(14,245)
Common noncontrolling interests in Aimco OP	(3,871)	(4,439)	(13,025)	(12,939)
Amounts allocated to participating securities	(124)	(299)	(398)	(1,071)
Aimco share of amounts associated with unconsolidated partnerships [1]	440	702	2,154	2,326
Noncontrolling interests in the above amounts [1]	(3,465)	(4,542)	(12,176)	(7,225)
FFO Attributable to Aimco common stockholders	$84,617	$88,186	$266,564	$254,577

Preferred stock redemption related amounts	1,877	—	1,877	658
Pro Forma FFO Attributable to Aimco common stockholders	$86,494	$88,186	$268,441	$255,235

Capital Replacements	(16,327)	(14,569)	(42,668)	(40,140)
Noncontrolling interests share of Capital Replacements [1]	976	985	2,576	2,808
AFFO Attributable to Aimco common stockholders	$71,143	$74,602	$228,349	$217,903

[1]	Please refer to Supplemental Schedule 2(b) for the proportionate financial information comprising these amounts.

12

Supplemental Schedule 2(b)

Funds From Operations and Adjusted Funds From Operations Information				(page 1 of 2)
Proportionate Amounts
Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015
(in thousands) (unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2016		September 30, 2015
	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships
Real estate operations:
Rental and other property revenues
Conventional Same Store	$—	$(4,709)	$—	$(4,676)
Conventional Redevelopment	—	(2,299)	—	(2,566)
Other Conventional	564	—	464	—
Total Conventional	564	(7,008)	464	(7,242)
Affordable	1,014	(146)	997	(138)
Property management revenues, primarily from affiliates	(61)	116	(59)	148
Total rental and other property revenues	1,517	(7,038)	1,402	(7,232)

Property operating expenses
Conventional Same Store	—	(1,529)	—	(1,548)
Conventional Redevelopment	—	(740)	—	(731)
Other Conventional	130	—	189	—
Total Conventional	130	(2,269)	189	(2,279)
Affordable	511	(38)	426	(66)
Casualties	—	10	—	17
Property management expenses	—	—	—	4
Total property operating expenses	641	(2,297)	615	(2,324)
Net real estate operations	876	(4,741)	787	(4,908)

Depreciation and amortization related to non-real estate assets	—	4	—	4
Other expense, net	(113)	5	(104)	30
Interest income	—	5	—	10
Interest expense	(323)	1,507	(320)	1,526
Gain (loss) on disposition of non-depreciable assets and other	—	(223)	339	(1,187)
FFO related to Sold and Held For Sale Apartment Communities	—	(22)	—	(17)
FFO / Pro Forma FFO amounts	$440	$(3,465)	$702	$(4,542)
Capital Replacements	—	976	—	985
AFFO amounts	$440	$(2,489)	$702	$(3,557)

Aimco’s FFO, Pro Forma FFO and AFFO are computed after adjustments for Aimco’s share of such amounts from unconsolidated partnerships and excluding the noncontrolling interests’ share of such amounts from consolidated real estate partnerships. The information above provides additional details about those proportionate amounts included in Aimco’s FFO, Pro Forma FFO and AFFO as shown on Supplemental Schedule 2(a). Please refer to the Glossary for additional information regarding these non-GAAP measures.

13

Supplemental Schedule 2(b)

Funds From Operations and Adjusted Funds From Operations Information				(page 2 of 2)
Proportionate Amounts
Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015
(in thousands) (unaudited)

	Nine Months Ended		Nine Months Ended
	September 30, 2016		September 30, 2015
	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships
Real estate operations:
Rental and other property revenues
Conventional Same Store	$—	$(14,073)	$—	$(13,730)
Conventional Redevelopment	—	(7,055)	—	(7,497)
Other Conventional	1,661	—	1,532	—
Total Conventional	1,661	(21,128)	1,532	(21,227)
Affordable	3,047	(434)	2,997	(416)
Property management revenues, primarily from affiliates	(182)	409	(177)	436
Total rental and other property revenues	4,526	(21,153)	4,352	(21,207)

Property operating expenses
Conventional Same Store	—	(4,550)	—	(4,568)
Conventional Redevelopment	—	(2,250)	—	(2,272)
Other Conventional	526	—	570	—
Total Conventional	526	(6,800)	570	(6,840)
Affordable	1,422	(167)	1,307	(191)
Casualties	—	(19)	—	(30)
Property management expenses	—	1	—	12
Total property operating expenses	1,948	(6,985)	1,877	(7,049)
Net real estate operations	2,578	(14,168)	2,475	(14,158)

Non-recurring asset management revenues	—	—	—	473

Depreciation and amortization related to non-real estate assets	—	12	—	13
Other expense, net	(144)	68	(273)	63
Interest income	1	14	1	18
Interest expense	(942)	4,563	(942)	4,785
Gain (loss) on disposition of non-depreciable assets and other	661	(2,605)	1,065	1,597
FFO related to Sold and Held For Sale Apartment Communities	—	(60)	—	(16)
FFO / Pro Forma FFO amounts	$2,154	$(12,176)	$2,326	$(7,225)
Capital Replacements	—	2,576	—	2,808
AFFO amounts	$2,154	$(9,600)	$2,326	$(4,417)

Aimco’s FFO, Pro Forma FFO and AFFO are computed after adjustments for Aimco’s share of such amounts from unconsolidated partnerships and excluding the noncontrolling interests’ share of such amounts from consolidated real estate partnerships. The information above provides additional details about those proportionate amounts included in Aimco’s FFO, Pro Forma FFO and AFFO as shown on Supplemental Schedule 2(a). Please refer to the Glossary for additional information regarding these non-GAAP measures.

14

Supplemental Schedule 3(a)

Property Net Operating Income
As of September 30, 2016
(in thousands) (unaudited)
	As of September 30, 2016			Three Months Ended
	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Rental and other property revenues
Conventional Same Store	103	31,448	98%	$169,929	$166,496	$165,345	$162,722	$161,998
Conventional Redevelopment and Development	11	4,170	94%	28,723	27,148	26,628	26,358	25,970
Conventional Acquisition	3	672	100%	2,616	1,800	1,742	1,640	1,099
Other Conventional	13	1,482	100%	11,931	11,287	10,753	10,857	11,520
Total Conventional	130	37,772	98%	213,199	206,731	204,468	201,577	200,587
Affordable	48	7,702	99%	25,623	25,946	24,363	23,187	23,898
Total rental and other property revenues	178	45,474	98%	$238,822	$232,677	$228,831	$224,764	$224,485

Direct property operating expenses
Conventional Same Store				$53,129	$51,644	$51,208	$49,558	$51,929
Conventional Redevelopment and Development				10,254	9,769	8,692	9,083	9,017
Conventional Acquisition				1,663	994	930	731	887
Other Conventional				5,313	5,469	5,173	5,194	5,011
Total Conventional				70,359	67,876	66,003	64,566	66,844
Affordable				9,966	9,665	9,928	9,481	9,536
Total direct property operating expenses				$80,325	$77,541	$75,931	$74,047	$76,380

Property Net Operating Income
Conventional Same Store				$116,800	$114,852	$114,137	$113,164	$110,069
Conventional Redevelopment and Development				18,469	17,379	17,936	17,275	16,953
Conventional Acquisition				953	806	812	909	212
Other Conventional				6,618	5,818	5,580	5,663	6,509
Total Conventional				142,840	138,855	138,465	137,011	133,743
Affordable				15,657	16,281	14,435	13,706	14,362
Total Property Net Operating Income				$158,497	$155,136	$152,900	$150,717	$148,105

As noted in the Explanatory Discussion on page 10, in third quarter 2016, Aimco revised its presentation of Supplemental Schedule 3. Previously, Aimco presented proportionate property net operating income on a proportionate basis, which includes Aimco’s share of the property net operating income of unconsolidated partnerships and excludes the noncontrolling interests’ share of property net operating income of consolidated real estate partnerships. Property net operating income in the table above is now presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Aimco’s share of the property net operating income from its consolidated partnerships may be estimated by multiplying each category by the Average Economic Ownership percentages shown. Please refer to the Glossary for additional information regarding these non-GAAP measures.

Please refer to Supplemental Schedule 3(b) for information about the property net operating income of Sold and Held for Sale Apartment Communities and unconsolidated partnerships.

15

Supplemental Schedule 3(b)

Property Net Operating Income
As of September 30, 2016
(in thousands) (unaudited)

	As of September 30, 2016			Three Months Ended
	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Sold and Held for Sale Property Net Operating Income [1]

Sold and Held for Sale Property Net Operating Income
Sold Apartment Communities				$(23)	$2,770	$4,917	$6,916	$6,996
Held for Sale Apartment Communities	4	1,402	99%	3,524	3,430	3,316	3,310	3,288
Total Sold and Held for Sale Property Net Operating Income				$3,501	$6,200	$8,233	$10,226	$10,284

Unconsolidated Real Estate Partnerships Property Net Operating Income [2]

Rental and other property revenues
Other Conventional	4	142	51%	$564	$546	$551	$531	$464
Other Affordable	7	687	49%	1,014	1,016	1,016	1,008	997
Total rental and other property revenues	11	829	49%	$1,578	$1,562	$1,567	$1,539	$1,461

Direct property operating expenses
Other Conventional				$130	$217	$179	$188	$189
Other Affordable				511	467	444	426	426
Total direct property operating expenses				$641	$684	$623	$614	$615

Property Net Operating Income
Other Conventional				$434	$329	$372	$343	$275
Other Affordable				503	549	572	582	571
Total Property Net Operating Income				$937	$878	$944	$925	$846

[1]	Property net operating income for Sold and Held for Sale communities presented above reflects consolidated, or 100%, amounts.
[2]
Property net operating income for communities owned by unconsolidated real estate partnerships presented above reflects 100% of the results of such communities. Aimco’s share of the property net operating income for these communities may be estimated by multiplying each category by the Average Economic Ownership percentages shown. Please refer to the Glossary for additional information regarding Aimco’s proportionate financial information.

Aimco’s share of the property net operating income for its retained portfolio of apartment communities may be computed by adding together the Aimco share results computed as described on Supplemental Schedule 3(a) and the Aimco share results computed as described in Note 2 above.

16

Supplemental Schedule 4

Proportionate Balance Sheet Information
As of September 30, 2016
(in thousands)(unaudited)
	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests’ Share of Consolidated Partnerships
ASSETS
Real estate	$51,183	$(250,979)
Accumulated depreciation	(11,852)	82,612
Net real estate	39,331	(168,367)
Cash and cash equivalents	211	(2,587)
Restricted cash	1,638	(1,838)
Investment in unconsolidated real estate partnerships	(15,187)	—
Other assets	(2,533)	(36,191)
Total assets	$23,460	$(208,983)

LIABILITIES AND EQUITY
Non-recourse property debt	$22,770	$(160,649)
Debt issue costs	(197)	318
Non-recourse property debt, net	22,573	(160,331)
Deferred income	22	(278)
Other liabilities	865	(47,782)
Total liabilities	23,460	(208,391)
Other Aimco equity	—	149,494
Noncontrolling interests in consolidated real estate partnerships	—	(150,086)
Total liabilities and equity	$23,460	$(208,983)

The above amounts represent Aimco’s share of the assets and liabilities of unconsolidated partnerships and noncontrolling interests’ share of the assets and liabilities of consolidated partnerships. The consolidated amounts provided on the Consolidated Balance Sheet may be combined with these amounts to compute Aimco’s Share of assets and liabilities. Aimco believes that this information is useful to investors in the computation of Aimco’s Net Asset Value, which includes Aimco’s share of the net assets of unconsolidated real estate partnerships and excludes the noncontrolling interests’ share of the net assets of consolidated real estate partnerships. Please refer to the Glossary for additional information regarding these non-GAAP measures.

17

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of September 30, 2016
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics [1]
Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests’ Share of Consolidated Partnerships	Aimco’s Share of Balances		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,628,678	$22,770	$(160,649)	$3,490,799		7.7		4.98%
Floating rate tax-exempt bonds	84,276	—	—	84,276		3.1		2.34%
Fixed rate tax-exempt bonds	70,366	—	—	70,366		23.8		4.68%
Total non-recourse property debt	$3,783,320	$22,770	$(160,649)	$3,645,441	[2]	7.9		4.92%
Revolving credit facility borrowings	294,780	—	—	294,780		2.0		2.05%
Preferred securities	228,201	—	—	228,201		40.0	[3]	7.21%
Total Leverage	$4,306,301	$22,770	$(160,649)	$4,168,422		9.2		4.84%
Cash and restricted cash	(157,419)	(1,849)	4,425	(154,843)
Securitization trust assets	(74,599)	—	—	(74,599)	[4]
Property debt held for sale	1,018	—	—	1,018
Net Leverage	$4,075,301	$20,921	$(156,224)	$3,939,998

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2016 4Q	$20,075	$122,583		$142,658		3.46%	4.03%

2017 1Q	19,961	14,528		34,489		0.41%	4.09%
2017 2Q	19,864	33,323		53,187		0.94%	5.68%
2017 3Q	20,085	38,933		59,018		1.10%	5.94%
2017 4Q	19,754	178,938		198,692		5.05%	6.23%
Total 2017	79,664	265,722		345,386		7.50%	6.00%

2018	78,329	155,412		233,741		4.38%	4.33%
2019	73,226	517,303		590,529		14.59%	5.65%
2020	66,719	303,687		370,406		8.57%	6.12%
2021	50,006	582,779	[5]	632,785		16.44%	5.50%
2022	38,039	233,439		271,478		6.59%	4.77%
2023	23,243	147,020		170,263		4.15%	5.16%
2024	19,776	36,489		56,265		1.03%	4.12%
2025	18,361	131,312		149,673		3.70%	3.69%
2026	14,308	159,986		174,294		4.51%	3.41%
Thereafter	328,305	78,806		407,111		2.22%	2.81%
Total	$810,051	$2,734,538		$3,544,589
Securitization Trust Assets				100,852	[5]
Aimco share non-recourse property debt				$3,645,441

[1]
Please refer to the Glossary for discussion of Aimco’s leverage ratios, which are computed using Aimco’s Share of debt and presented on Supplemental Schedule 5(b), as well as reconciliations of the inputs to the calculation to the nearest GAAP measures.

[2]
Represents the carrying amount of Aimco debt. At September 30, 2016, Aimco’s debt had a mark-to-market liability of $179.4 million at quarter end. Such mark-to-market has been computed by Aimco utilizing a Money-Weighted Average Interest Rate on Aimco’s fixed rate property debt of 4.50%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.47%, which rate takes into account the duration of the property debt as well as its loan-to-value and coverage.

[3]
Aimco preferred securities are perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its preferred securities.

[4]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. The subordinate positions have a face value of $100.9 million and a carrying amount of $74.6 million, and are included in other assets on the Aimco Consolidated Balance Sheet at September 30, 2016. The carrying amount of these investments effectively reduces Aimco’s September 30, 2016 leverage.

[5]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $683.6 million to $582.8 million, or 16.4% of debt outstanding at September 30, 2016.

18

Supplemental Schedule 5(b)

As of September 30, 2016
Capitalization and Financial Metrics
(share, unit and dollar amounts in thousands) (unaudited)

Preferred Securities

	Shares/Units Outstanding as of September 30, 2016	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,889		7.609%	103,201
Total preferred securities			7.207%	$228,201

Leverage Ratios
Trailing Twelve Months Ended September 30,
	2016	2015
Debt to EBITDA	6.5x	6.6x
Debt and Preferred Equity to EBITDA	6.9x	7.1x
EBITDA to Interest	3.2x	3.0x
EBITDA to Interest and Preferred Dividends	2.9x	2.7x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	2.09x	1.50x
Fixed Charge Coverage Ratio	1.96x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

Common Stock, Partnership Units and Equivalents

As of
September 30, 2016
Class A Common Stock outstanding	156,518
Participating unvested restricted stock	248
Dilutive options share equivalents and non-participating unvested restricted stock	596
Total shares and dilutive share equivalents	157,362
Common Partnership Units and equivalents	7,638
Total shares, units and dilutive share equivalents	165,000

19

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Third Quarter 2016 Compared to Third Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	3Q 2016	3Q 2015	Growth	3Q 2016	3Q 2015	Growth	3Q 2016	3Q 2015	Growth	3Q 2016	3Q 2016	3Q 2015	3Q 2016	3Q 2015
Target Markets
Atlanta	4	723	723	$3,262	$3,111	4.9%	$1,242	$1,487	(16.5)%	$2,020	$1,624	24.4%	61.9%	95.4%	94.5%	$1,576	$1,517
Bay Area	6	1,202	1,202	9,543	8,915	7.0%	2,348	2,375	(1.1)%	7,195	6,540	10.0%	75.4%	94.8%	96.3%	2,792	2,568
Boston	12	4,173	4,173	19,779	18,244	8.4%	6,654	6,376	4.4%	13,125	11,868	10.6%	66.4%	96.5%	96.8%	1,637	1,506
Chicago	9	2,882	2,882	13,922	13,387	4.0%	4,286	4,288	—%	9,636	9,099	5.9%	69.2%	95.1%	94.5%	1,693	1,639
Denver	8	2,065	2,026	9,482	8,786	7.9%	2,350	2,428	(3.2)%	7,132	6,358	12.2%	75.2%	95.4%	95.5%	1,635	1,514
Greater DC	13	5,325	5,297	24,483	23,591	3.8%	7,922	7,520	5.3%	16,561	16,071	3.0%	67.6%	96.3%	95.9%	1,599	1,547
Los Angeles [1]	11	3,031	2,625	19,706	18,757	5.1%	4,904	4,935	(0.6)%	14,802	13,822	7.1%	75.1%	95.6%	96.3%	2,617	2,475
Miami	5	2,471	2,460	16,395	16,064	2.1%	5,379	5,410	(0.6)%	11,016	10,654	3.4%	67.2%	94.6%	94.1%	2,348	2,313
Greater New York	9	496	496	4,366	4,272	2.2%	1,564	1,453	7.6%	2,802	2,819	(0.6)%	64.2%	94.7%	96.5%	3,100	2,973
Philadelphia	3	1,320	1,241	6,133	5,942	3.2%	2,139	2,096	2.1%	3,994	3,846	3.8%	65.1%	95.6%	94.5%	1,722	1,689
San Diego	6	2,032	2,032	10,847	10,013	8.3%	2,852	2,654	7.5%	7,995	7,359	8.6%	73.7%	96.5%	95.9%	1,845	1,713
Seattle	2	239	239	1,567	1,361	15.1%	516	492	4.9%	1,051	869	20.9%	67.1%	96.1%	94.1%	2,274	2,018

Total Target Markets	88	25,959	25,396	139,485	132,443	5.3%	42,156	41,514	1.5%	97,329	90,929	7.0%	69.8%	95.8%	95.6%	1,912	1,818

Other Markets
Baltimore	2	376	376	1,565	1,514	3.4%	589	571	3.2%	976	943	3.5%	62.4%	95.6%	92.8%	1,451	1,446
Nashville	3	764	764	3,148	2,970	6.0%	1,025	1,000	2.5%	2,123	1,970	7.8%	67.4%	93.7%	94.2%	1,465	1,376
Norfolk - Richmond	5	1,487	1,408	4,686	4,677	0.2%	1,632	1,561	4.5%	3,054	3,116	(2.0)%	65.2%	95.3%	96.5%	1,164	1,147
Other Markets [1]	5	2,862	2,862	16,148	15,534	4.0%	6,196	5,738	8.0%	9,952	9,796	1.6%	61.6%	96.0%	96.5%	1,959	1,875

Total Other Markets	15	5,489	5,410	25,547	24,695	3.5%	9,442	8,870	6.4%	16,105	15,825	1.8%	63.0%	95.4%	95.9%	1,649	1,586

Grand Total	103	31,448	30,806	$165,032	$157,138	5.0%	$51,598	$50,384	2.4%	$113,434	$106,754	6.3%	68.7%	95.7%	95.7%	$1,866	$1,777

The financial information presented on this schedule is a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

[1]
In the third quarter 2016, Aimco reclassified 3400 Avenue of the Arts, located in Costa Mesa, California, from the Los Angeles market to Other Markets. The reclassification reduced Los Angeles Net Operating Income by approximately $3.8 million and $3.7 million for the three months ended September 30, 2016 and 2015, respectively, and increased Other Markets Net Operating Income by the same amounts.

20

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Third Quarter 2016 Compared to Second Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	3Q 2016	2Q 2016	Growth	3Q 2016	2Q 2016	Growth	3Q 2016	2Q 2016	Growth	3Q 2016	3Q 2016	2Q 2016	3Q 2016	2Q 2016
Target Markets
Atlanta	4	723	723	$3,262	$3,209	1.7%	$1,242	$1,289	(3.6)%	$2,020	$1,920	5.2%	61.9%	95.4%	95.9%	$1,576	$1,542
Bay Area	6	1,202	1,202	9,543	9,459	0.9%	2,348	2,366	(0.8)%	7,195	7,093	1.4%	75.4%	94.8%	95.7%	2,792	2,740
Boston	12	4,173	4,173	19,779	19,147	3.3%	6,654	6,670	(0.2)%	13,125	12,477	5.2%	66.4%	96.5%	96.7%	1,637	1,581
Chicago	9	2,882	2,882	13,922	13,787	1.0%	4,286	4,737	(9.5)%	9,636	9,050	6.5%	69.2%	95.1%	96.5%	1,693	1,652
Denver	8	2,065	2,026	9,482	9,148	3.7%	2,350	2,263	3.8%	7,132	6,885	3.6%	75.2%	95.4%	95.6%	1,635	1,575
Greater DC	13	5,325	5,297	24,483	23,962	2.2%	7,922	7,417	6.8%	16,561	16,545	0.1%	67.6%	96.3%	96.4%	1,599	1,565
Los Angeles [1]	11	3,031	2,625	19,706	19,305	2.1%	4,904	4,783	2.5%	14,802	14,522	1.9%	75.1%	95.6%	95.3%	2,617	2,574
Miami	5	2,471	2,460	16,395	16,220	1.1%	5,379	5,146	4.5%	11,016	11,074	(0.5)%	67.2%	94.6%	94.8%	2,348	2,320
Greater New York	9	496	496	4,366	4,350	0.4%	1,564	1,464	6.8%	2,802	2,886	(2.9)%	64.2%	94.7%	95.6%	3,100	3,057
Philadelphia	3	1,320	1,241	6,133	5,992	2.4%	2,139	2,018	6.0%	3,994	3,974	0.5%	65.1%	95.6%	95.4%	1,722	1,686
San Diego	6	2,032	2,032	10,847	10,491	3.4%	2,852	2,705	5.4%	7,995	7,786	2.7%	73.7%	96.5%	96.3%	1,845	1,787
Seattle	2	239	239	1,567	1,502	4.3%	516	520	(0.8)%	1,051	982	7.0%	67.1%	96.1%	96.8%	2,274	2,165

Total Target Markets	88	25,959	25,396	139,485	136,572	2.1%	42,156	41,378	1.9%	97,329	95,194	2.2%	69.8%	95.8%	96.0%	1,912	1,867

Other Markets
Baltimore	2	376	376	1,565	1,527	2.5%	589	577	2.1%	976	950	2.7%	62.4%	95.6%	92.0%	1,451	1,472
Nashville	3	764	764	3,148	3,100	1.5%	1,025	971	5.6%	2,123	2,129	(0.3)%	67.4%	93.7%	94.3%	1,465	1,434
Norfolk - Richmond	5	1,487	1,408	4,686	4,692	(0.1)%	1,632	1,613	1.2%	3,054	3,079	(0.8)%	65.2%	95.3%	96.5%	1,164	1,151
Other Markets [1]	5	2,862	2,862	16,148	15,756	2.5%	6,196	5,638	9.9%	9,952	10,118	(1.6)%	61.6%	96.0%	95.9%	1,959	1,913

Total Other Markets	15	5,489	5,410	25,547	25,075	1.9%	9,442	8,799	7.3%	16,105	16,276	(1.1)%	63.0%	95.4%	95.6%	1,649	1,616

Grand Total	103	31,448	30,806	$165,032	$161,647	2.1%	$51,598	$50,177	2.8%	$113,434	$111,470	1.8%	68.7%	95.7%	95.9%	$1,866	$1,823

The financial information presented on this schedule is a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

[1]
In the third quarter 2016, Aimco reclassified 3400 Avenue of the Arts, located in Costa Mesa, California, from the Los Angeles market to Other Markets. The reclassification reduced Los Angeles Net Operating Income by approximately $3.8 million and $3.7 million for the three months ended September 30, 2016 and June 30, 2016, respectively, and increased Other Markets Net Operating Income by the same amounts.

21

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 3Q 2016	YTD 3Q 2015	Growth	YTD 3Q 2016	YTD 3Q 2015	Growth	YTD 3Q 2016	YTD 3Q 2015	Growth	YTD 3Q 2016	YTD 3Q 2016	YTD 3Q 2015	YTD 3Q 2016	YTD 3Q 2015
Target Markets
Atlanta	4	723	723	$9,601	$8,949	7.3%	$3,815	$4,032	(5.4)%	$5,786	$4,917	17.7%	60.3%	95.3%	94.7%	$1,548	$1,452
Bay Area	6	1,202	1,202	28,315	25,658	10.4%	7,047	6,724	4.8%	21,268	18,934	12.3%	75.1%	95.6%	96.5%	2,738	2,459
Boston	12	4,173	4,173	57,848	53,928	7.3%	20,056	19,741	1.6%	37,792	34,187	10.5%	65.3%	96.7%	96.8%	1,593	1,483
Chicago	9	2,882	2,882	41,450	40,183	3.2%	13,444	13,324	0.9%	28,006	26,859	4.3%	67.6%	96.1%	95.8%	1,663	1,617
Denver	8	2,065	2,026	27,680	25,346	9.2%	6,917	7,144	(3.2)%	20,763	18,202	14.1%	75.0%	95.7%	96.0%	1,585	1,447
Greater DC	13	5,325	5,297	72,173	70,204	2.8%	22,685	21,758	4.3%	49,488	48,446	2.2%	68.6%	96.2%	96.1%	1,574	1,532
Los Angeles [1]	11	3,031	2,625	58,588	55,334	5.9%	14,614	14,401	1.5%	43,974	40,933	7.4%	75.1%	95.8%	96.2%	2,588	2,434
Miami	5	2,471	2,460	48,941	48,426	1.1%	15,901	15,707	1.2%	33,040	32,719	1.0%	67.5%	95.3%	95.6%	2,321	2,287
Greater New York	9	496	496	12,979	12,573	3.2%	4,482	4,424	1.3%	8,497	8,149	4.3%	65.5%	95.0%	97.1%	3,061	2,902
Philadelphia	3	1,320	1,241	18,131	17,786	1.9%	6,236	6,308	(1.1)%	11,895	11,478	3.6%	65.6%	95.4%	95.8%	1,701	1,661
San Diego	6	2,032	2,032	31,625	29,488	7.2%	8,206	7,791	5.3%	23,419	21,697	7.9%	74.1%	96.4%	96.3%	1,795	1,675
Seattle	2	239	239	4,498	4,008	12.2%	1,550	1,415	9.5%	2,948	2,593	13.7%	65.5%	96.6%	95.0%	2,166	1,962

Total Target Markets	88	25,959	25,396	411,829	391,883	5.1%	124,953	122,769	1.8%	286,876	269,114	6.6%	69.7%	96.0%	96.1%	1,877	1,783

Other Markets
Baltimore	2	376	376	4,602	4,589	0.3%	1,739	1,725	0.8%	2,863	2,864	—%	62.2%	92.3%	92.7%	1,473	1,463
Nashville	3	764	764	9,286	8,775	5.8%	2,940	2,939	—%	6,346	5,836	8.7%	68.3%	94.5%	95.4%	1,429	1,338
Norfolk - Richmond	5	1,487	1,408	13,973	13,790	1.3%	4,714	4,556	3.5%	9,259	9,234	0.3%	66.3%	96.0%	96.0%	1,149	1,133
Other Markets [1]	5	2,862	2,862	47,444	46,194	2.7%	17,516	16,697	4.9%	29,928	29,497	1.5%	63.1%	95.9%	96.0%	1,921	1,868

Total Other Markets	15	5,489	5,410	75,305	73,348	2.7%	26,909	25,917	3.8%	48,396	47,431	2.0%	64.3%	95.5%	95.7%	1,620	1,574

Grand Total	103	31,448	30,806	$487,134	$465,231	4.7%	$151,862	$148,686	2.1%	$335,272	$316,545	5.9%	68.8%	95.9%	96.1%	$1,832	$1,747

The financial information presented on this schedule is a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

[1]
In the third quarter 2016, Aimco reclassified 3400 Avenue of the Arts, located in Costa Mesa, California, from the Los Angeles market to Other Markets. The reclassification reduced Los Angeles Net Operating Income by approximately $11.3 million and $11.0 million for the nine months ended September 30, 2016 and 2015, respectively, and increased Other Markets Net Operating Income by the same amounts.

22

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	3Q 2016	% of Total	3Q 2015	$ Change	% Change
Real estate taxes	$15,735	30.5%	$15,274	$461	3.0%
Utilities	9,716	18.8%	9,560	156	1.6%
Onsite payroll	9,555	18.5%	9,289	266	2.9%
Repairs and maintenance	6,710	13.0%	6,478	232	3.6%
Software, technology and other	3,519	6.8%	3,584	(65)	(1.8)%
Insurance	2,253	4.4%	2,123	130	6.1%
Marketing	1,544	3.0%	1,620	(76)	(4.7)%
Expensed turnover costs	2,566	5.0%	2,456	110	4.5%
Total	$51,598	100.0%	$50,384	$1,214	2.4%

Sequential Comparison

	3Q 2016	% of Total	2Q 2016	$ Change	% Change
Real estate taxes	$15,735	30.5%	$15,622	$113	0.7%
Utilities	9,716	18.8%	9,266	450	4.9%
Onsite payroll	9,555	18.5%	9,379	176	1.9%
Repairs and maintenance	6,710	13.0%	6,774	(64)	(0.9)%
Software, technology and other	3,519	6.8%	3,620	(101)	(2.8)%
Insurance	2,253	4.4%	2,052	201	9.8%
Marketing	1,544	3.0%	1,549	(5)	(0.3)%
Expensed turnover costs	2,566	5.0%	1,915	651	34.0%
Total	$51,598	100.0%	$50,177	$1,421	2.8%

Full Year Comparison

	YTD 3Q 2016	% of Total	YTD 3Q 2015	$ Change	% Change
Real estate taxes	$47,068	31.0%	$45,478	$1,590	3.5%
Utilities	28,789	19.0%	29,552	(763)	(2.6)%
Onsite payroll	28,582	18.8%	27,506	1,076	3.9%
Repairs and maintenance	19,945	13.1%	19,555	390	2.0%
Software, technology and other	10,547	6.9%	10,144	403	4.0%
Insurance	6,178	4.1%	5,986	192	3.2%
Marketing	4,885	3.2%	4,924	(39)	(0.8)%
Expensed turnover costs	5,868	3.9%	5,541	327	5.9%
Total	$151,862	100.0%	$148,686	$3,176	2.1%

The operating expense information presented on this schedule is a disaggregation of Aimco’s Conventional Segment operating expenses. Please refer to the Glossary for a reconciliation of this information to Aimco’s measure of segment performance, conventional proportionate property net operating income.

23

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Third Quarter 2016 Compared to Third Quarter 2015
(unaudited)

	Quarter Ended September 30, 2016					Quarter Ended September 30, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Atlanta	8	1,497	1,483	2.9%	$1,548	8	1,497	1,483	2.4%	$1,450
Bay Area	12	2,632	2,632	8.2%	2,844	11	2,169	2,169	8.4%	2,593
Boston	15	4,689	4,689	10.1%	1,748	15	4,689	4,689	8.5%	1,520
Chicago	10	3,246	3,246	7.5%	1,695	10	3,246	3,246	7.3%	1,633
Denver	8	2,065	2,026	5.0%	1,635	8	2,065	2,026	4.6%	1,514
Greater DC	13	5,325	5,297	11.7%	1,599	14	6,547	6,519	14.2%	1,548
Los Angeles [1]	14	4,543	3,892	16.3%	2,730	14	4,543	3,892	15.6%	2,571
Miami	5	2,604	2,593	7.8%	2,307	5	2,565	2,554	7.7%	2,290
Greater New York	18	1,040	1,040	4.1%	3,328	18	1,040	1,040	4.0%	3,197
Philadelphia	6	3,524	3,445	7%	1,834	6	3,532	3,453	6.6%	1,784
San Diego	12	2,423	2,353	7.3%	1,850	12	2,423	2,353	6.7%	1,678
Seattle	2	239	239	0.7%	2,274	2	239	239	0.6%	2,018

Total Target Markets	123	33,827	32,935	88.6%	2,009	123	34,555	33,663	86.6%	1,880

Other Markets
Baltimore	2	376	376	0.7%	1,451	4	797	797	1.3%	1,390
Nashville	3	764	764	1.5%	1,465	3	764	764	1.4%	1,376
Norfolk - Richmond	5	1,487	1,408	2.2%	1,164	5	1,487	1,408	2.3%	1,147
Other Markets [1]	5	2,862	2,862	7.0%	1,876	8	3,826	3,826	8.4%	1,631

Total Other Markets	15	5,489	5,410	11.4%	1,605	20	6,874	6,795	13.4%	1,474

Grand Total [2]	138	39,316	38,345	100.0%	$1,950	143	41,429	40,458	100.0%	$1,810

[1]	In the third quarter 2016, Aimco reclassified 3400 Avenue of the Arts, located in Costa Mesa, California, from the Los Angeles market to Other Markets.
[2]
The portfolio information presented above includes all conventional apartment communities in which Aimco held an equity interest as of the end of each period presented. Aimco’s portfolio at September 30, 2016, included four communities owned by unconsolidated real estate partnerships and four apartment communities classified as Held for Sale. Aimco’s portfolio at September 30, 2015, included the same four communities owned by unconsolidated real estate partnerships, four apartment communities classified as Held for Sale and five apartment communities that have been sold.

24

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Second Quarter 2016 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and that is also diversified across large coastal and job growth markets in the U.S. Please refer to the Glossary for a description of Aimco’s Portfolio Quality Ratings. The schedule below illustrates Aimco Conventional Apartment Community portfolio quality based on 2Q 2016 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 27 years. Please see the Glossary for further information.

	Quarter Ended June 30, 2016
	Apartment Communities [1]	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Atlanta	8	1,497	1,483	2.9%	$1,352	$932	145.1%	16
Bay Area	11	2,169	2,169	8.1%	2,536	2,238	113.3%	21
Boston	15	4,689	4,689	9.4%	1,521	2,046	74.3%	28
Chicago	10	3,246	3,246	7.1%	1,453	1,187	122.4%	21
Denver	8	2,065	2,026	5.0%	1,394	1,072	130.0%	21
Greater DC	13	5,325	5,297	12.0%	1,423	1,613	88.2%	47
Los Angeles [4]	14	4,543	3,892	16.7%	2,511	1,601	156.8%	11
Miami	5	2,592	2,581	8.1%	2,011	1,257	160.0%	23
Greater New York	18	1,040	1,040	4.4%	3,087	3,005	102.7%	85
Philadelphia	6	3,524	3,445	6.8%	1,535	1,177	130.4%	38
San Diego	12	2,423	2,353	7.0%	1,620	1,562	103.7%	25
Seattle	2	239	239	0.7%	1,870	1,360	137.5%	2

Total Target Markets	122	33,352	32,460	88.2%	1,772	1,573	112.7%	28

Other Markets
Baltimore	2	376	376	0.7%	1,351	1,152	117.3%	36
Nashville	3	764	764	1.5%	1,217	894	136.1%	23
Norfolk - Richmond	5	1,487	1,408	2.2%	981	939	104.5%	26
Other Markets [4]	5	2,862	2,862	7.4%	1,620	1,393	116.3%	26

Total Other Markets	15	5,489	5,410	11.8%	1,378	1,188	116.0%	26

Grand Total	137	38,841	37,870	100.0%	$1,714	$1,518	112.9%	27

[1] The portfolio information presented above includes all conventional apartment communities in which Aimco held an equity interest as of June 30, 2016, which included four apartment communities owned by unconsolidated real estate partnerships and four apartment communities classified as held for sale as of September 30, 2016.

[2] Represents rents, after concessions and vacancy loss, divided by Effective Apartment Homes. Does not include other rental income.
[3] 2Q 2016 per REIS
[4] In the third quarter 2016, Aimco reclassified 3400 Avenue of the Arts, located in Costa Mesa, California, from the Los Angeles market to Other Markets.

25

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Year-to-Date 2016 Dispositions [1]

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [2]	Property Debt	Net Sales Proceeds [3]	Average Revenue per Home
Conventional	3	1,643	100%	$301.9	5.4%	4.8%	$—	$299.0	$1,505

Third Quarter 2016 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price
Indigo [4]	Redwood City, CA	August	463	$320.0

[1] During third quarter 2016, Aimco sold one affordable apartment community with 296 apartment homes from its low-income housing tax credit portfolio for gross proceeds of $27.5 million, resulting in an NOI Cap Rate of 7.1% and Free Cash Flow Cap Rate of 5.8%. After payment of property debt, transaction costs and distribution of proceeds to the limited partners, net proceeds to Aimco were $10.3 million.

[2] Please refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. The Conventional apartment communities sold were located in Baltimore, MD, which is a non-target market, and in Alexandria, VA, and had average revenue per apartment home significantly below that of Aimco’s retained portfolio. Accordingly, the NOI Cap Rate and Free Cash Flow Cap Rate for the Conventional apartment communities sold during 2016 are not indicative of those for Aimco’s retained portfolio.

[3] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[4] Aimco acquired this community in the final stages of construction during the third quarter. As of September 30, 2016, 48% of the 463 apartment homes were leased. Upon achievement of net operating income stabilization, revenues per apartment home are expected to average $4,130.

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Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$8,842	$1,108	$9,950	$22,870	$3,410	$26,280
Turnover capital additions	2,058	324	2,382	3,795	821	4,616
Capitalized site payroll and indirect costs	1,112	22	1,134	2,740	72	2,812
Capital Replacements	12,012	1,454	13,466	29,405	4,303	33,708
Capital Improvements	4,062	503	4,565	10,066	1,393	11,459
Property Upgrades	21,525	52	21,577	53,702	53	53,755
Redevelopment [1]	43,729	—	43,729	117,810	—	117,810
Development	1,408	—	1,408	30,481	—	30,481
Casualty	1,011	70	1,081	4,216	618	4,834
Total Capital Additions [2]	$83,747	$2,079	$85,826	$245,680	$6,367	$252,047

Total apartment homes	37,772	7,702	45,474	37,772	7,702	45,474
Capital Replacements per apartment home	$318	$189	$296	$778	$559	$741

[1]
Redevelopment spending includes Aimco’s investment in ongoing larger projects that meet the definition of Conventional Redevelopment and Development Apartment Communities described in the Glossary, and for which additional information is provided on Supplemental Schedule 10. Redevelopment spending also includes Aimco’s investment in apartment communities in its redevelopment pipeline that do not currently meet the definition of Conventional Redevelopment and Development Apartment Communities or for which the net investment is not expected to exceed $10 million, which are not included in Supplemental Schedule 10.

[2]	For the three and nine months ended September 30, 2016, Total Capital Additions include $2.1 million and of $7.8 million of capitalized interest costs, respectively.

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Supplemental Schedule 10

Redevelopment and Development Portfolio								(Page 1 of 4)
As of September 30, 2016
(unaudited)

		Total Apartment Homes	Estimated / Actual Net Investment (millions)	Inception-to-Date Net Investment (millions)			Average Revenue per Apartment Home Redeveloped or Constructed
	Location				Stabilized Occupancy	NOI Stabilization	Prior to Investment	Stabilized	Incremental Commercial Revenue (millions)
Under Redevelopment
Palazzo at Park La Brea	Los Angeles, CA	521	$24.5	$4.8	2Q 2018	3Q 2019	$3,259	$3,750	$—
Park Towne Place	Philadelphia, PA	948	138.4	98.5	1Q 2018	2Q 2019	1,689	2,640	0.2
Saybrook Pointe	San Jose, CA	324	15.2	3.3	1Q 2019	2Q 2020	2,660	2,900	—
The Sterling	Philadelphia, PA	534	73.0	59.0	3Q 2017	4Q 2018	2,015	2,685	1.2
Yorktown	Lombard, IL	364	25.7	7.6	3Q 2018	4Q 2019	1,577	2,160	—

In Lease-up
One Canal	Boston, MA	310	195.0	191.4	1Q 2017	2Q 2018	n/a	3,865	1.1

Total / Weighted Average		3,001	$471.8	$364.6

Projected Net Operating Income Yield on Incremental Investment at Stabilization				6.1%

Summary of Redevelopment and Development Activity - In Active Construction or Lease-up
As of September 30, 2016
(unaudited)

	Number of Apartment Homes		Percentage of Completed Homes
	Approved for Redevelopment / To Be Constructed	Completed	Leased	Occupied
In Active Construction
Palazzo at Park La Brea	389	66	76%	73%
Park Towne Place	701	439	76%	75%
Saybrook Pointe	324	66	48%	41%
The Sterling	534	433	91%	89%
Yorktown	292	22	73%	68%

In Lease-up
One Canal	310	310	73%	65%

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio			(Page 2 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, this represents projected stabilized incremental net operating income as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved, and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, and excludes rent and other rental income from commercial leases. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project and take into consideration factors including but not limited to: then current rent and other rental income expectations; then current market rents; and revenue achievement to date.

Conventional Redevelopment and Development NOI
Conventional Redevelopment and Development Property Net Operating Income (“NOI”) presented on Supplemental Schedule 2 includes NOI from apartment communities for which redevelopment was completed in recent years and that have reached stabilized occupancy, and therefore such communities are not presented within Supplemental Schedule 10. The percentages presented below reflect the percentage of Conventional Redevelopment and Development proportionate property NOI shown on Supplemental Schedule 2 that was generated by communities currently under active redevelopment or in lease-up, which are included in Supplemental Schedule 10. Proportionate property NOI may be computed by combining the property NOI for the Conventional Redevelopment and Development category on Supplemental Schedule 2(a) with the Aimco Share of unconsolidated partnerships and noncontrolling interests’ share of consolidated partnerships property NOI presented on Supplemental Schedule 2(b).

	Three Months Ended September 30,
	2016	2015
Proportionate Property NOI generated by communities currently under active redevelopment or in lease-up	51%	56%

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 3 of 4)

Community	Project Summary
The Palazzo at Park La Brea Los Angeles, CA
The Palazzo at Park La Brea is a 521 apartment home community located in the Mid-Wilshire district of Los Angeles. It is directly across from The Grove, a popular retail and entertainment complex. The community also has easy access to Beverly Hills, Hollywood, Century City, Downtown Los Angeles and Santa Monica. Aimco began the phased redevelopment of The Palazzo at Park La Brea in 2012. Aimco completed enhancements of the fitness center and spa in 2013, including modern interior finishes, top-of-the-line fitness equipment, and a cardio balcony overlooking the pool. In 2014, Aimco completed the upgrade of 77 fourth floor penthouse units featuring open floor plans, luxury finishes, and exclusive access to a new roof top deck amenity.
The current phase of the Palazzo at Park La Brea project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community. The redevelopment also includes enhancements to the corridors on these floors. Full construction started in June 2016 and is expected to be completed in first quarter 2018.
The Palazzo at Park La Brea is owned through a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of the estimated investment in the project is $13 million.
As Aimco evaluates the success of the project and other investment alternatives, Aimco may redevelop the remaining 55 penthouse homes.

Park Towne Place Philadelphia, PA
The Park Towne Place community is a nine-acre site containing 948 apartment homes within four high-rise towers. It boasts a 20,000 square foot amenity center and two levels of below grade parking. It is located on the Benjamin Franklin Parkway, in the heart of Center City Philadelphia’s Museum District. The first phase included redevelopment of the commercial space, common areas and amenities, and the 229 apartment homes in the South Tower. Aimco completed the redevelopment of 224 apartment homes in the South Tower during the second quarter, and the South Tower maintained average daily occupancy greater than 90% during the third quarter. Aimco has also completed construction of the retail market which is fully operational.
The second phase, which includes redevelopment of the 245 apartment homes in the East Tower, commenced during the third quarter 2015. As of September 30, 2016, Aimco has completed redevelopment of 215 of the 245 apartment homes, and 59% of the completed homes were leased at rental rates consistent with underwriting.
Based on the success of the first two towers, Aimco proceeded in June 2016, with redevelopment of the North Tower, which contains 227 apartment homes. The redevelopment is similar to the South and East Towers, including original art work in the lobby and art themed corridors. In anticipation of extensive construction, Aimco began de-leasing the North Tower during the third quarter.
The estimated $138.4 million net investment of the approved phases represents a gross investment of $170.4 million, reduced by $32 million of historic tax credits.
As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may redevelop the final tower at the community.  The entire cost to redevelop all apartment homes in the community could be $170 to $180 million, reflecting a gross investment of $210 to $220 million reduced by $40 to $42 million of historic tax credits.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 4 of 4)

Community	Project Summary
Saybrook Pointe San Jose, CA
Saybrook Pointe is a 324 home community in the Almaden neighborhood of southern San Jose. The community is near Oakridge Mall and the 287 acre Martial Cottle Park. The site allows for easy access to major freeways and public transportation.
This phase of the redevelopment will include the apartment home interiors and balconies. The upgrade to the apartment homes creates a technology friendly open living space designed to attract Aimco’s target demographic resident. The scope will include redesigning kitchens, new flooring, upgrading lighting fixtures and replacing the existing cooling systems with more efficient, higher capacity systems.
At September 30, Aimco had completed 66 homes on schedule and at a cost consistent with underwriting.

The Sterling Philadelphia, PA
The Sterling is a 30-story, mixed use building with 534 apartment homes, three floors of commercial space and over 20,000 square feet of ground-level retail. The building is in the Market West neighborhood within five blocks of Rittenhouse Square and City Hall and within one block of Comcast Center and Comcast’s Innovation and Technology Center. The Sterling redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. Aimco completed the renovation of the common areas, amenities and the ground-level retail space in 2015, at a cost consistent with underwriting. The estimated net investment for the complete project is $73 million, reflecting a gross investment of $84.8 million, reduced by $11.8 million of historic tax credits.
At September 30, 2016, 433 of the 534 apartment homes in the community were complete, on schedule and at a cost consistent with underwriting. The apartment homes are leasing at rates consistent with underwriting.

Yorktown Apartment Homes Lombard, IL
Yorktown Apartments is centrally located in the I-88 corridor in the western suburbs of Chicago. The property is contiguous to Yorktown Center, a 1.3 million square foot shopping and entertainment center. The community’s three buildings include a 15-story tower, a 5-story mid-rise and a 4-story garage.
The project includes: modernization of the common areas; expansion of the fitness center; a new outdoor fitness and social patio; leasing office and lobby renovation. The interior of the apartment homes will be upgraded with modern finishes and open living spaces.
The common area corridors of the community are in progress and will be finished by the end of 2016. At September 30, 2016, Aimco had completed the amenities and 22 of the 292 apartment homes approved for redevelopment.

One Canal Apartment Homes Boston, MA
One Canal is a 12-story building in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building includes 310 apartment homes and 21,000 square feet of commercial space. The investment in One Canal was funded in part by a $114.0 million non-recourse property loan.
At September 30, 2016, 73% of the apartment homes were leased at rental rates ahead of underwriting. 100% of the commercial space at One Canal has been leased by a single retail tenant that is expected to open for business in the Summer of 2017.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships, which are provided on Supplemental Schedules 2(b) and 4. Aimco’s share of unconsolidated real estate partnerships is computed on an entity by entity basis by applying Aimco’s Economic Ownership to each line item in these entities’ GAAP-based-financial statements. Aimco uses a similar calculation to compute the noncontrolling interests’ share of consolidated real estate partnerships. Aimco’s Economic Ownership is the percentage used to recognize Aimco’s share of income or loss during the period when applying the equity method of accounting or to recognize allocations of income or loss to noncontrolling interests in accordance with GAAP.
Aimco does not control the unconsolidated real estate partnerships and the presentation of Aimco’s share of the assets and liabilities and revenues and expenses do not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation. Aimco believes that for partnerships that own Conventional Apartment Communities, Aimco’s Economic Ownership percentage is correlated with the distributions the partners will receive; however, the allocation may differ upon liquidation of a partnership after all liabilities, priority distributions and initial equity contributions have been settled, because partners are generally entitled to the proportion of the residual cash based on their respective legal ownership percentages.
Aimco’s Economic Ownership in partnerships that own Affordable Apartment Communities generally exceeds Aimco’s legal ownership percentage, primarily due to general partner loans and accrued fees to which Aimco is entitled, but which are eliminated in Aimco’s consolidated financial statements. Aimco’s Economic Ownership in the results of operations of the affordable portfolio was approximately 95% at September 30, 2016; however, pursuant to the related partnership agreements, Aimco generally will be entitled to a lesser percentage of the proceeds from sale of the apartment communities, to the extent such proceeds exceed the amounts of loans and accrued fees payable to Aimco.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets and liabilities attributable to Aimco stockholders. Other companies may calculate their proportionate information differently that Aimco does, limiting the usefulness as a comparative measure.

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Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONVENTIONAL ACQUISITION APARTMENT COMMUNITIES: Conventional Apartment Communities acquired since January 1, 2015.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco’s portfolio of market-rate apartment communities.
CONVENTIONAL REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction that are not occupancy stabilized and those that have been completed in recent years that had not achieved and maintained stabilized occupancy for both the current and the comparable prior periods.
CONVENTIONAL SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are Conventional apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of occupancy as of January 1, 2015 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

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DEFERRED TAX CREDIT INCOME: Deferred income includes $9.0 million of unamortized cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will also receive additional semi-annual cash contributions totaling $17.7 million, of which $2.6 million will be received during the remainder of 2016 and $5.1 million will be received on average each year from 2017 through 2019.

(in thousands) (unaudited)
September 30, 2016
Deferred tax credit income balance	$9,015
Cash contributions to be received in the future	17,683
Total to be amortized	$26,698

	Revenue	Expense	Projected Income
2016 4Q	$3,415	$(231)	$3,184
2017	10,717	(725)	9,992
2018	5,958	(380)	5,578
2019	3,904	(265)	3,639
2020	2,537	(187)	2,350
Thereafter	3,362	(1,407)	1,955
Total	$29,893	$(3,195)	$26,698
ECONOMIC OWNERSHIP: Represents Aimco’s share of the income or loss generated by an apartment community in which Aimco does not own all the equity interests. Economic ownership may differ from legal ownership due to terms of partnership agreements with profit and loss allocations that differ from stated ownership percentages.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco’s ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco’s proportionate financial measures on a per-home basis.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a method of measuring the cost of capital asset usage during the period; therefore Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.

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In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco’s operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period profitability.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s updated 2016 guidance:

(dollars per share) (unaudited)	Fourth Quarter	Full Year
	2016	2016
Net income	$0.12	$1.77
Depreciation, net	0.48	1.95
Gain on disposition of real estate, net of tax	—	(1.41)
Pro forma FFO	0.60	2.31
Capital Replacements, net	(0.08)	(0.33)
AFFO	$0.52	$1.98
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. Aimco uses Net leverage to calculate these leverage ratios. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).

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ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense, as used in the leverage ratios on Supplemental Schedule 5(b), is calculated as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	September 30,
	2016	2015
Interest expense computed in accordance with GAAP	$194,181	$203,767
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(4,887)	(5,533)
Debt prepayment penalties and other non-interest items	(3,071)	(6,306)
Amortization of debt issuance costs	(4,548)	(4,057)
Interest income received on securitization investment	(6,670)	(5,995)
Adjusted Interest Expense	$175,005	$181,876
DEBT TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a), excluding preferred securities to (b) EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) to (b) EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco’s credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by a $350 per apartment home capital expenditure allowance (which Aimco refers to as “Compliance EBITDA”), to (b) debt service, which represents the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets.

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EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
interest expense, preferred dividends and interest income earned on the securitization investment, to allow investors to compare a measure of Aimco earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other drivers;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

A reconciliation of net income attributable to Aimco Common Stockholders to EBITDA for each of the periods presented is as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	September 30,
	2016	2015
Net income attributable to Aimco Common Stockholders	$322,420	$205,599
Adjustments:
Interest expense, net of noncontrolling interest	189,294	200,035
Income tax benefit	(23,868)	(30,319)
Depreciation and amortization, net of noncontrolling interest	317,738	290,790
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(269,946)	(146,787)
Preferred stock dividends	12,595	11,896
Interest income earned on securitization investment	(6,670)	(5,995)
Net income attributable to noncontrolling interests in Aimco Operating Partnership	23,446	17,846
Other items, net	2,004	1,682
EBITDA	$567,013	$544,747
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event, or are expected to be sold within the next 12 months.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.

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PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided on the following pages.
Due to the diversity of its economic ownership interests in its apartment communities, Aimco evaluates the performance of its Conventional and Affordable segments using Proportionate Property NOI, which represents Aimco’s share of rental and other property revenues less direct property operating expenses, including real estate taxes, for the apartment communities that Aimco consolidates and manages. Reconciliation of the Conventional Same Store Proportionate Property NOI presented on Supplemental Schedule 6 to the Conventional Segment Proportionate Property NOI has been provided below.

Conventional Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended			Year to Date
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Rental and other property revenues
Conventional Same Store	$165,032	$161,647	$157,138	$487,134	$465,231
Conventional Redevelopment and Development	26,310	24,711	23,279	75,091	65,143
Conventional Acquisitions	2,616	1,800	1,099	6,158	2,006
Other Conventional	9,574	9,590	9,186	28,856	27,593
Total Conventional segment proportionate rental and other property revenues	$203,532	$197,748	$190,702	$597,239	$559,973

Direct property operating expenses
Conventional Same Store	$51,598	$50,177	$50,384	$151,862	$148,686
Conventional Redevelopment and Development	9,514	9,021	8,286	26,467	23,514
Conventional Acquisitions	1,663	994	887	3,586	1,682
Other Conventional	4,113	4,429	3,925	12,775	11,526
Total Conventional segment direct proportionate property operating expenses	$66,888	$64,621	$63,482	$194,690	$185,408

Property net operating income
Conventional Same Store	$113,434	$111,470	$106,754	$335,272	$316,545
Conventional Redevelopment and Development	16,796	15,690	14,993	48,624	41,629
Conventional Acquisitions	953	806	212	2,572	324
Other Conventional	5,461	5,161	5,261	16,081	16,067
Total Conventional proportionate property net operating income	$136,644	$133,127	$127,220	$402,549	$374,565

Proportionate Property NOI for Aimco’s Conventional apartment communities includes ownership and other adjustments to provide comparability of results from period to period. The adjustments primarily include ownership differences between periods. As a result, Proportionate Property NOI differs from what may be computed by combining results presented on Supplemental Schedule 2(a) and Supplemental Schedule 2(b) for each category.

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PORTFOLIO QUALITY RATINGS: Aimco measures portfolio quality based on apartment community rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines portfolio quality as follows: “A” quality properties are those with rents greater than 125% of the local market average; “B” quality properties are those with rents between 90% and 125% of the local market average; “C+” quality properties are those with rents greater than $1,100 per month but lower than 90% of the local market average; and “C” quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2015 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Aimco’s Conventional and Affordable segments and shown separately on a net basis in Aimco’s Consolidated FFO and proportionate adjustments necessary to calculate Funds From Operations presentation found in Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may also be found on Supplemental Schedule 3(b).

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